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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ----------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): June 19, 1998:

                       PRODUCTION RESOURCE GROUP, L.L.C.
            (Exact name of Registrant as Specified in its Charter)

          Delaware                      333-46235                 14-1786937
(State or other Jurisdiction     (Commission File Number)       (IRS Employer
        of Formation)                                        Identification No,)


          539 Temple Hill Road, New Windsor, New York              12553
            (Address of Principal Executive Offices)             (Zip Code)

                                (914) 567-5700
             (Registrant's Telephone Number, Including Area Code)

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Item 2.  Acquisitions

Light and Sound Design

         On June 19, 1998 Production Resource Group, L.L.C. (the "Company") acquired all of the Cumulative Participating Preferred Ordinary Shares and Cumulative Redeemdable Preference Shares and approximately 90% of the Ordinary Shares of Light & Sound Design Holdings Limited, an English company ("Holdings"), pursuant to a Share Purchase Agreement dated June 19, 1998 among the shareholders of Holdings and the Company. Pursuant to the Share Purchase Agreement, in exchange for the aforementioned Holdings stock, the Company paid $14,517,571 in cash to the shareholders of Holdings. The amount of consideration paid to the Holdings' shareholders was reached through arm's-length negotiations and was funded through the Company's credit facility with The Bank of New York, as agent for a syndicate of lenders. A copy of the Share Purchase Agreement is attached as Exhibit 10.9.

         Holdings has two wholly-owned operating subsidiaries, Light & Sound Design Limited, an English company, which is based in Birmingham, England with an office in London, England and operates exclusively in Europe, and Light & Sound Design, Inc., a California corporation, which is based in Los Angeles, California and Nashville, Tennessee and operates in the North American market. Light & Sound Design Limited and Light & Sound Design, Inc. each provide rentals of lighting and other equipment for use in the concert touring and industrial markets. Light & Sound Design Limited and Light & Sound Design, Inc. will each continue their business and operations as subsidiaries of Holdings, which is a subsidiary of the Company.

         Prior to the acquisition, the ownership in Holdings was held by Nick Jackson, Tim Murch, John Lobel, Bill Hewlett, Dave Keighley, Terry Lee, Jerry Reidy, Mickey Curbishley, Murray Ventures PLC, Sumit Venture Fund One Limited Partnership and John Lawrence. Messrs. Jackson, Murch, Lobel, Hewlett, Keighley, Lee, Reidy and Curbishley (the "Management Shareholders") have granted the Company an option to purchase their remaining shares in Holdings for their fair market value at any time during the five year period commencing on the closing date.

         Holdings' consolidated revenues for its fiscal year ended March 31, 1998 were approximately $31.5 million (based on an exchange rate of 1.6675 pounds to the dollar).

Production Arts

         On June 30, 1998 the Company acquired substantially all of the assets subject to substantially all of the operating liabilities, of Production Arts Lighting Inc., a New York corporation, Production Arts Europe, Inc., a Delaware corporation and

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Production Arts West, Inc., a California corporation, collectively "Production
Arts") pursuant to an Acquisition Agreement dated as of June 25, 1998 among Production Arts, the shareholders of Production Arts and the Company. Pursuant to the Acquisition Agreement, in exchange for the assets of the three companies constituting Production Arts, the Company paid $13,700,000 in cash to Production Arts. The amount of consideration paid to Production Arts was reached through arm's-length negotiations and was funded through the Company's credit facility with The Bank of New York, as agent for a syndicate of lenders. A copy of the Acquisition Agreement is attached as Exhibit 10.10.

         Production Arts is based in Moonachie, New Jersey with offices in New York, Los Angeles and London, England. Production Arts provides sales and rentals of lighting and other equipment for use in the permanent installation, theatrical and industrial markets. Production Arts will continue its business and operations as part of the Company's lighting division, provided that the UK operations of Production Arts will be conducted as a division of Light & Sound Design, Limited.

         Prior to the acquisition, the ownership in Production Arts was held by John T. McGraw and Steven R. Terry.

         Production Arts' combined revenues for its year ended December 31, 1997 were approximately $25.0 million.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)(b) Financial Statements of Businesses Acquired. Pro Forma Financial Information

As of the date of this report, the financial statements and pro forma financial information required by this item are not available. It is the Company's intention that such financial statements and pro forma data will be filed within 60 days of the due date of this report, as required under applicable regulations of the Securities and Exchange Commission.


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(c) Exhibits

                                 EXHIBIT INDEX

Exhibit No.        Document Description

10.9 Share Purchase Agreement dated June 19, 1998 among N B Jackson & Others and the Company

10.10 Acquisition Agreement dated June 25, 1998 among Production Arts Lighting Inc., Production Arts Lighting West, Inc., Production Arts Europe, Inc., John
T. McGraw, Steven R. Terry and the Company.


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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K, to be signed on its behalf by the undersigned hereunto duly authorized.

                       PRODUCTION RESOURCE GROUP, L.L.C.
                                 (Registrant)


Date: July 2, 1998                   By: /s/ Robert A. Manners
                                         ---------------------
                                         Robert A. Manners
                                         Senior Vice President, Business Affairs
                                         and General Counsel